Exhibit 99.1

FOR IMMEDIATE RELEASE

INVESTMENT TECHNOLOGY GROUP
RELEASES

OCTOBER 2008 US TRADING
STATISTICS

NEW YORK, NY, November 10, 2008 – Investment Technology Group, Inc. (NYSE: ITG), a leading provider of technology-based trading services and transaction research, today announced that October 2008 US trading volume was 5.7 billion shares and average daily volume (ADV) was 247 million shares. This compares to 5.3 billion shares and ADV of 252 million shares in September 2008 and 4.1 billion shares and ADV of 180 million shares in October 2007.

There were 23 trading days in October 2008 and October 2007 and 21 trading days in September 2008.

Monthly volume statistics reflect commission-generating US volume.  These statistics are preliminary and may be revised in subsequent updates and public filings.  Volume statistics are posted on ITG’s website, www.itg.com, and are available via a downloadable spreadsheet file.

ITG US Trading Activity

Total US Shares	# of Trade Days	Total US Volume	Average US Daily Volume

October:	23	5,687,725,138	247,292,397

Year-to-Date:	212	45,344,560,844	213,889,438

ABOUT ITG

Investment Technology Group, Inc. (ITG), is a specialized brokerage firm that partners with clients globally to provide innovative solutions spanning the entire trading process.  A pioneer in electronic trading, ITG has a unique approach that combines pre-trade, order management, trade execution, and post-trade tools to provide continuous improvements in trading and cost efficiency. The firm is headquartered in New York and maintains offices in North America, Europe and the Asia Pacific regions. For additional information, visit www.itg.com.

In addition to historical information, this press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995, that reflect management’s expectations for the future. A variety of important factors could cause results to differ materially from such statements. These factors include the company’s ability to achieve expected future levels of sales; the actions of both current and potential new competitors; rapid changes in technology; financial market volatility; general economic conditions in the United States and elsewhere; evolving industry regulation; cash flows into or redemption from equity funds; effects of inflation; customer trading patterns; and new products and services. These and other risks are described in greater detail in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and other documents filed with the Securities and Exchange Commission and available on the company’s web site.

ITG Contact:

Alicia Curran

(212) 444-6130

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